Exhibit 99.1

LAMF Global Ventures Corp. I Announces the Separate Trading of its Class A Ordinary

Shares and Warrants, Commencing on or about December 30, 2021

December 27, 2021 – LAMF Global Ventures Corp. I (Nasdaq: LGVCU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 25,300,000 units completed on November 16, 2021 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about December 30, 2021. Any units not separated will continue to trade on The Nasdaq Global Market (“Nasdaq”) under the symbol “LGVCU”, and each of the Class A ordinary shares and warrants will separately trade on Nasdaq under the symbols “LGVC” and “LGVCW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

LAMF Global Ventures Corp. I is a blank check company, or special purpose acquisition company, whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for an initial business combination on opportunities in the media, entertainment, sports, e-commerce and technology industries.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Wells Fargo Securities, LLC, Attention: Equity Syndicate, 500 West 33rd Street, New York, New York 10001, at (833) 690-2713, or emailing a request to cmclientsupport@wellsfargo.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Amanda Lundberg | 42West

Amanda.Lundberg@42west.net

212-277-7554

Scott Feinstein | 42West

Scott.Feinstein@42west.net

212-413-0806